Commission file number 1-1072





                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D. C.  20549

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                            FORM 11-K


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                          ANNUAL REPORT

                Pursuant to Section 15 (d) of the
                 Securities Exchange Act of 1934

             For The Fiscal Year Ended June 30, 1998


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                  POTOMAC ELECTRIC POWER COMPANY
                SAVINGS PLAN FOR EXEMPT EMPLOYEES


                  POTOMAC ELECTRIC POWER COMPANY

                  1900 PENNSYLVANIA AVENUE, N.W.
                     WASHINGTON, D. C.  20068

                                               PEPCO SAVINGS PLAN
                                               FORM 11-K - 1998




                            SIGNATURE
                            ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Board has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 POTOMAC ELECTRIC POWER COMPANY
                                 SAVINGS PLAN FOR EXEMPT EMPLOYEES





                                 By      /S/ DENNIS R. WRAASE
                                      --------------------------
                                      Dennis R. Wraase, Chairman
                                         Administrative Board




Dated:  December 17, 1998